Exhibit 10.23

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

September 29th, 2023

James A. Graf

[***]

Re:	Employment Terms

Dear James:

Beginning immediately after the effective time of the completion of the business combination (the “Business Combination”) between the NKGen Biotech, Inc., and Graf Acquisition Corp. IV (“GFOR” and to be renamed NKGen Biotech, Inc. in connection with the Business Combination), you will be offered employment with the newly combined entity (such newly combined entity hereinafter referred to as the “Company”) on the terms as set forth in this letter agreement.

For the avoidance of doubt, if the Business Combination is not consummated, this letter agreement will have no effect (even if it has been executed), will not be binding on the Company (or any of its affiliates) or on you, and neither you or the Company (or any of its respective affiliates) shall have rights or obligations hereunder.

Position

Your initial position will be Interim Chief Financial Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Chief Executive Officer.

You will primarily work remotely from your home office in The Woodlands, Texas; provided, however that the Company may from time to time reasonably require you to engage in business travel and to work from other locations. The Company may change your position, duties, and work location from time to time in its discretion.

This is a regular full-time position, provided that the Company agrees you will be reasonably permitted to launch and manage another SPAC process so long as such outside activity does not materially interfere with your performance of duties hereunder and does not compete or conflict with the Company, its business or interests, as determined in the Company’s sole discretion.

Compensation and Benefits

Your initial base salary will be paid at the rate of $250,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule. The Company will reimburse you for travel and other business-related expenses incurred in performance of your duties in accordance with the Company’s expense reimbursement policy and process, subject to your submission and the Company’s approval of documentation supporting such expenses.

During your employment, you will be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. During each year of employment, you will be eligible to accrue up to twenty-five (25) days of paid time off (“PTO”) annually, which may be used for vacation and attention to personal business, in accordance with the Company’s paid time off policies as in effect from time to time. You will also be eligible for paid sick leave and certain paid holidays pursuant to Company policy. The Company reserves the right to cancel or change its policies regarding paid time off, and/or holidays from time to time without amendment of this Agreement. The Company may change compensation and benefits from time to time in its discretion.

Equity

Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you an option to purchase 10,000 shares of the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”). The anticipated Option will be governed by the terms and conditions of the Company’s 2023 Equity Incentive Plan (the “Plan”) and a grant agreement, and will include the following vesting schedule: 1/12th of the total shares will vest monthly following the vesting commencement date, subject to your Continuous Service (as defined in the Plan) as of each such date.

Confidential Information and Company Policies

As a Company employee, you will be expected to abide by Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

Conditions, Dispute Resolution, and Complete Agreement

This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check, this offer is contingent upon satisfactory clearance of such background check. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service). Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by the Company’s Chief Executive Officer or their duly authorized designee. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me by September 31, 2023, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Paul Song
Paul Song Chief Executive Officer

Understood and Accepted:

/s/ James A. Graf	10/1/2023
James A. Graf	Date

Attachment: Employee Confidential Information and Inventions Assignment Agreement

3001 Daimler Street, Santa Ana, CA 92705 (949) 396-6830 www.nkgenbiotech.com	Page 4 of 4